Exhibit 15.2

April 29, 2022

Dear Sir/Madam:

Reference is made to the annual report on Form 20-F of Dynagas LNG Partners LP (the "Partnership") for the year ended December 31, 2021 (the "Annual Report") and the registration statement on Form F-3 (Registration No. 333-240014) of the Partnership, as may be amended, including the prospectus contained therein and any prospectus supplement related thereto (the "Registration Statement"). We hereby consent to the incorporation by reference in the Registration Statement of all references to our name in the Annual Report, to the references to our firm in the Annual Report, and to the use of the statistical information supplied by us set forth in the Annual Report. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) We have accurately described the international liquefied natural gas (LNG) industry; and

(2) Our methodologies for collecting information and data may differ from those of other sources and do not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the containership industry.

We hereby consent to the filing of this letter as an exhibit to the Annual Report, which is incorporated by reference into the Registration Statement and any related prospectus.

Yours faithfully,

Jayendu Krishna

Director-Deputy Head Maritime Advisors

Drewry Maritime Services (Asia) Pte Ltd.

LONDON | DELHI | SINGAPORE | SHANGHAI

Drewry Maritime Services (Asia) Pte. Ltd, #17-01 Springleaf Tower, 3 Anson Road, Singapore 079909

t: +65 6220 9890 f: +65 62208258 e: enquiries@drewry.co.uk

Registered in Singapore No. 200705426N Registered GST No. 200 7054 26N

www.drewry.co.uk